Exhibit 10.3

August 18, 2021

Mr. Henry Dubois

Via email

Re:	Offer of Employment

Dear Henry,

On behalf of BlackSky Holdings, Inc. (“BlackSky” or the “Company”), I am pleased to offer you the position of Chief Development Officer, reporting to our President and CEO and working out of our offices at 13241 Woodland Park Road, Suite 300, Herndon, VA 20171. This offer is for a full-time, exempt position. For purposes of this offer letter, the date first set forth above will be considered your “Employment Start Date.”

As you know, BlackSky has entered into a merger agreement with Osprey Technology Acquisition Corp. (“Osprey”) under which the two companies would combine (the “merger”), and the public company parent entity will be branded with the BlackSky name (“New BlackSky Parent”). The merger is subject to BlackSky and Osprey stockholder approval and other customary closing conditions, which we currently expect to be satisfied sometime during the 3rd quarter of this year.

Base Salary. Your starting annual base salary will be $16,666.67 per semi-monthly pay period ($400,000 annually), less applicable taxes, deductions and withholdings. Our regularly scheduled pay days are currently on the 15th and last business day of every month. Your base salary will be subject to review and adjustment from time to time by BlackSky’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

Incentive Compensation. You will be eligible to participate in BlackSky’s bonus incentive program, with an annual target bonus incentive opportunity not less than seventy-five percent (75%) of your annual base salary, it being understood that:

•	your target incentive opportunity will be prorated for BlackSky’s 2021 fiscal year based on your Employment Start Date and assuming your Employment Start Date occurs before October 1, 2021;

•	the target incentive opportunity will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion;

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any such annual bonus will be determined and, to the extent earned, paid on an annual basis, at the time and in the manner in which such bonuses are normally paid to employees at your level, which the Company currently anticipates generally will occur on or before March 15th of the year following the year the applicable annual bonus is earned with the exception of circumstances in which the determination regarding extent of achievement of performance goals may be delayed (for example, due to delays in completion of the Company’s applicable financial statements on which measurement of such goals depends);

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bonus eligibility is subject to your continued employment through the date that the bonus is paid to you, and no prorated or partial bonus will be provided in the event of your earlier separation from employment, subject to the Severance Plan terms discussed further below;

•	the Board or the Committee, as applicable and in its sole discretion, may approve grants of additional discretionary bonus amounts to you; and

•	no amount of any bonus is guaranteed.

Initial Long-Term Equity Grant. Once the merger and the other transactions contemplated thereby close, New BlackSky Parent will have a new 2021 Equity Incentive Plan (“Plan”), and as a New BlackSky Parent employee, you will be eligible to receive an equity incentive award under it, subject to the approval of the administrator of the Plan (the “Administrator”), which is expected to be the Board of Directors of New BlackSky Parent or its Compensation Committee. Subject to Administrator approval, your initial equity incentive award will consist of:

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Restricted stock units (“RSUs”) covering shares of New BlackSky Parent’s common stock (“Parent common shares”) with an aggregate award value of $1,750,000 based on the Parent common share price as of the grant date (the “Initial Grant Date”), with a vesting schedule that provides for vesting as to one-fourth of the RSUs on the first “RSU vesting date” occurring on or after the one-year anniversary of the “vesting commencement date” (each as defined below), and on a quarterly basis thereafter as to one-sixteenth of the RSUs, in each case subject to your continued service through the applicable vesting date; and

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an option (“Option”) to purchase twice the number of Parent common shares subject to the RSUs issued on the Initial Grant Date, and with a vesting schedule for the Option that provides for vesting as to one-fourth of the shares subject to the Option on the one-year anniversary of the vesting commencement date, and on a monthly basis thereafter as to one forty-eighth (1/48th) of the shares subject to the Option on the same day of the month as the vesting commencement date (or the last day of the month, if there is no corresponding day in a given month), in each case subject to your continued service through the applicable vesting date.

For purposes of the RSUs, the “RSU vesting date” with respect to any calendar year means March 10, June 10, September 10 and December 10 unless the Administrator determines otherwise. In the case of your initial equity incentive awards, the Company will recommend to the Administrator that the “vesting commencement date” for the RSUs and the Option be your Employment Start Date in light of the expectation that the grant date of such awards will be delayed for at least 60 days due to the requirement to file an S-8 registration statement with the U.S. Securities and Exchange Commission.

As is customary, any such RSUs and Option will be subject to separate award agreements under the Plan, which, along with the Plan, would set out the details of the awards, including the vesting schedule. No right to any stock is earned or accrued until such time that any vesting and other applicable conditions are met, nor does the grant confer any right to continue vesting or employment.

Subsequent Long-Term Equity Grants. Starting with BlackSky’s 2022 fiscal year, you will be eligible to receive equity awards pursuant to any plans or arrangements New BlackSky Parent may have in effect from time to time. Subject to the next sentence, it is expected that your annual target equity grant will consist of:

•	RSUs covering Parent common shares with an aggregate award value of $875,000 based on the Parent common share price as of the grant date; and

•	an Option to purchase twice the number of Parent common shares subject to the RSUs issued on such grant date.

You acknowledge that:

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the Administrator (of the Plan, or the administrator of any successor plan, as applicable) will determine in its sole discretion whether you will be granted any such equity awards and the terms of such equity awards in accordance with the applicable plan or arrangement that may be in effect from time to time; and

•	no annual equity grant is guaranteed.

Current Consulting Arrangement. You are currently providing consulting services to the Company through that certain Master Consulting Agreement C-18-009 between HED Consulting LLC and the Company (the “Consulting Agreement”). In consideration of the mutual commitments being made in this offer letter, the Parties have agreed that the Consulting Agreement and any open task order will terminate automatically as of 11:59 pm EDT on the date immediately preceding the Employment Start Date with no further payment obligations thereunder (other than submission and payment of a final invoice to the Company for any unreimbursed expenses in accordance with Section 5 of Task Order No. 002 under the Consulting Agreement and for the accrued and unpaid pro rata portion of the monthly retainer fee and any overages as of the date immediately prior to the Employment Start Date, calculated in accordance with Section 4A of Task Order No. 002 under the Consulting Agreement) and your service relationship with the Company and related compensation will thereafter be governed by this offer letter, provided that the Company hereby confirms that:

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The restricted stock unit award you were granted March 24, 2021 (“March 2021 RSU award”), under the Company’s 2014 Equity Incentive Plan and restricted stock unit award agreement thereunder (the “RSU Documents”), will continue to vest and be governed in accordance with the RSU Documents and your continuing affiliation as an employee rather than as a consultant shall not operate to interrupt continued vesting of that award, and

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Pursuant to Section 4B of Task Order No. 002 under the Consulting Agreement, you are eligible to receive a certain financing transaction incentive fee in the amount of $250,000, payable upon successful completion of a SPAC transaction (including the merger), a Series “D” financing, or a substantially similar alternative financing process (such qualifying transaction, a “Financing Transaction”). Such incentive fee is subject to your continued services to the Company through the date of the Financing Transaction or, in the event that the Consulting Agreement is terminated or expires (with the exception of a for cause termination) before a Financing Transaction, the incentive fee would be payable if the Financing Transaction occurred by the later of December 31, 2021, or nine (9) months after the termination or expiration of the Consulting Agreement, and in all cases no later than June 30, 2022 (which is the date nine (9) months following the expiration date of your Consulting Agreement pursuant to Modification 002 of the Consulting Agreement effective September 10, 2020). Any such incentive fee will be paid to you through payroll in a single lump sum in cash, less applicable withholdings, as soon as practicable on a regularly scheduled payroll date of the Company following the completion of the Financing Transaction, and in any case within thirty (30) days following the date of completion of the Financing Transaction.

Benefits. As an employee, you will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. Although benefits are subject to change, we currently provide the following types of insurance coverage: health, vision, dental, life, accidental death and dismemberment, and short and long-term disability, as well as the option to participate in our flexible spending accounts, voluntary life insurance programs and retirement savings plans. Additionally, you will accrue a paid time off (PTO) benefit equal to 20 days per year and then following your fifth anniversary the accrual will increase to 25 days per year. Please refer to the benefits summary information for further details. The Company policy and plan documents govern the actual rules of all benefits, except for the PTO benefit described above. We reserve the right to modify, amend, suspend or terminate the compensation and benefit plans, programs, and arrangements offered to employees at any time.

At-Will Employment. This offer letter does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least thirty (30) days’ advance notice, provided that you and the Company may determine such longer or shorter notice period as mutually agreed between the parties.

Severance. You will be eligible to participate in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) by entering into, concurrently with this offer letter, a participation agreement under the Severance Plan applicable to you based on your position within the Company. The actual severance terms are as set forth in the Severance Plan and your participation agreement thereunder. By way of overview, the following is a brief summary of certain severance provisions you may become entitled to receive under the Severance Plan in your role with the Company:

•	certain severance payments and benefits that may be payable in the event of a qualifying involuntary termination that occurs other than during a specified change in control period including:

o	a severance payment equal to 1.0x of base salary;

o	a pro rata portion of the annual target bonus incentive;

o	health care reimbursement aligned with the severance period; and

o	no vesting acceleration of equity awards (excluding, for clarity, any acceleration permitted by the RSU Documents with respect to the March 2021 RSU award).

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certain enhanced severance payments and benefits in the event of a qualifying involuntary termination that occurs during the specified change in control period (without duplication to the severance described above) including:

o	a severance payment equal to 1.5x of base salary;

o	a pro rata portion of the annual target bonus incentive;

o	health care reimbursement aligned with the severance period; and

o	double-trigger vesting acceleration of time-based equity awards.

If any of the summarized terms above conflict with the terms of the Severance Plan and your participation agreement, then the terms of the Severance Plan and your participation agreement will control.

Proprietary Agreement and No Conflict with Prior Agreements. As a BlackSky employee, it is likely that you will become knowledgeable about confidential and/or proprietary information about us, our customers, our ecosystem partners and our other stakeholders. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at BlackSky. Therefore, to protect the interests of the Company, you will be required to read, complete and enter into the Proprietary Information and Inventions Assignment Agreement in substantially the form attached hereto as Exhibit A-1 (the “PIIA”) on or prior to your Employment Start Date. In addition, we request that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. You agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way use any such information. By signing this offer letter, you represent that your employment with us shall not breach any agreement you have with any third party.

Protected Activity Not Prohibited. Notwithstanding any contrary provision of this offer letter or the PIIA, nothing in this offer letter or the PIIA will prohibit or impede you from engaging in any Protected Activity. For purposes of this offer letter, “Protected Activity” will mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the PIIA or any other agreement between you and the Company or any parent, subsidiary or other affiliate of the Company relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidential Information Agreement”) to any parties other than the Governmental Entities. You further understand that Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product.

Any language in the PIIA or any Confidential Information Agreement that conflicts with, or is contrary to, this paragraph is superseded by this offer letter. You understand and acknowledge that pursuant to the Defend Trade Secrets Act of 2016 (a) an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

Obligations. During your employment, you shall devote your full business efforts and time to BlackSky. This obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to BlackSky, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at BlackSky. Nevertheless, we acknowledge that your current status as a member of the Board of Directors of the companies set forth on Annex A, if any, is expressly permitted by this offer letter, so long as such service does not create competitive or fiduciary conflicts. Any outside activities must be in compliance with and approved if required by BlackSky’s employee conduct rules and corporate governance guidelines as in effect from time to time. As a Company employee, you will be expected to abide by the Company’s rules and standards. You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company’s employee handbook.

Non-competition. Consistent with the PIIA, you agree that during the term of your employment with us, you will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which BlackSky is now involved or becomes involved or has plans to become involved, nor will you engage in any other activities that conflict with your obligations to BlackSky. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Eligibility to Work. In order for BlackSky to comply with U.S. law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Background and Reference Checks. Your acceptance of this offer and commencement of employment with the Company are also contingent upon successfully passing a background and reference check prior to your Employment Start Date.

Taxes. The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any of its affiliates will have any responsibility, liability or obligation to pay your taxes arising from or relating to any payments or benefits under this Agreement. This Agreement and the terms herein are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and any formal guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be so exempt. For purposes of clarity, the Parties intend for the financing transaction incentive fee to be exempt from Section 409A as a payment subject to a substantial risk of forfeiture. No payments or benefits to be provided to you, if any, under this offer letter or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of your employment or similar phrases used in this offer letter will mean your “separation from service” within the meaning of Section 409A. Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulations Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulations Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this offer letter. Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then any payments or benefits that constitute Deferred Payments payable within the first six (6) months after your separation from service instead will be payable on the date six (6) months and one (1) day after your separation from service; provided that in the event of your death within such six (6) month period, any payments delayed by the foregoing under this sentence will be paid to you in a lump sum as soon as administratively practicable after the date of your death. The Company reserves the right to amend this offer letter as it considers necessary or advisable, in its sole discretion and without your consent or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2). In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this offer letter. In no event will the Company or any of its affiliates have any responsibility, liability or obligation to reimburse or indemnify you, or hold you harmless, for any tax imposed, or other costs incurred, as a result of Section 409A.

Indemnification; D&O Insurance. Recognizing that individuals may be reluctant to serve in your employment capacity unless they are provided with adequate protection through insurance or indemnification against the risks of claims and actions against them arising out of such service, you and the Company shall enter into an Indemnification Agreement in substantially the form attached hereto as Exhibit A-2, which agreement shall remain in effect in accordance with its terms unless and to the extent superseded by an indemnification agreement expected to be entered into between you and New BlackSky Parent effective upon the closing of the merger. Further, the Company confirms that you shall be eligible for coverage under the Company’s existing director and officer liability insurance policy and any different or supplemental policy as may be entered into by the Company following the merger.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and BlackSky with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and BlackSky concerning those subject matters, including without limitation your Consulting Agreement. This offer letter may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you. For purposes of this offer letter, references to the Company or BlackSky will include any of its successors and assigns (including without limitation, upon the closing of the merger, New BlackSky Parent).

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Offer Acceptance. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy to me via email at your earliest convenience. By signing below you agree that your rights and obligations under this offer letter shall be governed by the laws of the state of Commonwealth of Virginia, without regard to its internal conflict of laws rules.

We look forward to your joining the BlackSky team!

Sincerely,

Brian E. O’Toole

CEO

BlackSky

I accept this offer of employment with BlackSky and agree to the terms and conditions outlined in this offer letter.

/s/ Henry Dubois
Signature

Exhibit A-1

Form of Proprietary Information and Invention Assignment Agreement

[attached]

Exhibit A-2

Form of Indemnification Agreement

[attached]

Annex A

Existing Board of Director Memberships

[attached]

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